Exhibit 14(b)

Tel: 312-856-9100 Fax: 312-856-1379 www.bdo.com	225 W. Randolph Street, Suite 2200 Chicago, IL 60606

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus of our report dated March 12, 2026, relating to the consolidated financial statements of Chicago Atlantic Real Estate Finance, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
We also consent to the use in the joint proxy statement/prospectus of our report dated September 18, 2026, relating to the Supplemental Detailed Schedule of Investments of Chicago Atlantic Real Estate Finance, Inc. as of December 31, 2025, which is contained under the caption “Portfolio Companies of REFI” in the joint proxy statement/prospectus.
We also consent to the use in the joint proxy statement/prospectus of our reports dated July 30, 2026 relating to the Senior Securities of Chicago Atlantic Real Estate Finance, Inc. for each of the five years in the period ended December 31, 2025, which is contained under the caption “Senior Securities of REFI” in the joint proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, P.C.

Chicago, Illinois

September 22, 2026

BDO USA refers to BDO USA, P.C., a Virginia professional corporation, also doing business in certain jurisdictions with an alternative identifying abbreviation, such as Corp. or P.S.C.
BDO USA, P.C. is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.